Exhibit 99.1

Unusual Machines Third Quarter 2026 Shareholder Letter

Revenue Increases 551% Year Over Year as Company Expands U.S. Manufacturing Capacity and Strengthens Position for 2027

Conference call today at 4:30 p.m. ET

ORLANDO, FLORIDA / ACCESS Newswire / November 5, 2026 / **Unusual Machines (NYSE American: UMAC) ("Unusual Machines" or the "Company"), a leading provider of NDAA-compliant drone components, today announced it filed its Form 10-Q with the U.S. Securities and Exchange Commission for the third quarter ended September 30, 2026, and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our third quarter of 2026.

During the quarter, we executed our plan on schedule, and our continued growth is reflected in the following details.

In the third quarter, we generated $13.9 million in revenue, reflecting 551% year-over-year growth compared to the third quarter of 2025. This represents a 17% quarter-over-quarter decrease, but was still at the high end of our revenue targets. This resulted from investment in foundational work to support future growth. Those growth drivers included installing more capital equipment to improve motor throughput and margins, investing in growing Upgrade Energy’s business prior to closing and scaling its operations, and building out new additive manufacturing production capacity. All three of these initiatives are well underway, and we expect they will contribute meaningful revenue in the fourth quarter of 2026 and throughout 2027. This type of growth can put pressure on gross margins. Despite this, we maintained our margins, finishing the quarter at 35.4%.

The work our team did with Upgrade Energy (prior to closing) is one example of growth not fully reflected in our recognized revenue. During the first half of 2026, Upgrade Energy generated about $3.37 million in revenue. At the start of the third quarter, our team began working with their team to scale, helping their workforce grow from 24 to 49 employees. That expansion helped support Upgrade’s third-quarter revenue of $3.32 million, nearly matching the $3.37 million generated during the entire first half of the year.

Our financial results reflect our continued effort to grow operations, meet demand, and build capacity for future growth. In Q3 2026, we grew from 240 to 276 employees. This capacity growth continues, with our total headcount growing to 325 employees after the close of the Upgrade Energy acquisition. We made approximately $3.0 million in equipment purchases in the third quarter. Our inventory and prepaid inventory increased from $42.4 million at the end of the second quarter to $65.9 million at the end of the third quarter, while finished goods only increased from $4.4 million to $9.3 million. Our accounts receivable increased from $9.3 million to $18.7 million. These are all strong indicators of operational growth, positioning us for future revenue growth.

It is easy to overlook the positives when the quarter’s net loss was $25 million. This loss is almost entirely driven by non-cash items, including an unrealized loss on short-term investments of $18.4 million and stock compensation expense of $5.5 million. While I believe GAAP results may partially obfuscate actual financial performance, we remain on track with an adjusted EBITDA loss of approximately $0.7 million for the quarter. See the discussion of Non-GAAP Financial Measures and Table 2 below. I am extremely encouraged by our relatively small adjusted EBITDA loss in a quarter where revenue does not yet reflect the benefits of our ongoing investments in growth. I continue to believe that Unusual Machines can achieve positive adjusted EBITDA in 2027 without compromising our growth plans.

This financial goal has become more important as the macroeconomic environment for domestic drone companies is changing. We recognize that the entire segment is now trading at lower revenue multiples than it was a few months ago, making it more challenging, and less desirable, for both private and public companies to raise capital. This change is no surprise, as it occurs across maturing industries. It will require us to shift from an external investment mindset to an approach focused on reinvesting internally generated gains to drive growth until we scale substantially or the marketplace undergoes meaningful change. Our capital position and financial discipline allow us to continue growing, while the challenging financial environment may also create high-value strategic opportunities in the next year.

We want to provide additional context around our financial results and the scaling of Unusual Machines as we continue to execute during this growth phase.

1

Operations Update

Our workforce expansion continues. Headcount grew from 240 employees at the end of the second quarter of 2026 to 276 at the end of the third quarter of 2026. As of today, the Company has grown to more than 340 employees, and we are continuing to expand and scale production.

Demand is not driven by a single product. We are adding shifts and increasing capacity across all our facilities. We have also added batteries through the Upgrade Energy acquisition and have begun expanding into additive manufacturing. Our single best-selling product accounted for approximately 19% of our revenue. This mix is a sign of the robust growth we are seeing across our business as we scale. We expect customer concentration to generally increase through 2027 as the market consolidates around a smaller number of winners in different drone categories.

Growth is evident in our third-quarter financial results. We increased raw materials and prepaid inventory from $42.4 million as of June 30, 2026, to $65.9 million as of September 30, 2026. These goods are being rapidly converted into finished products and shipped to customers. Our finished inventory value also increased from $4.4 million as of June 30, 2026, to $9.3 million as of September 30, 2026. We are continuing to invest in expansion, as reflected in our $3.0 million in equipment purchases.

Demand shows no signs of slowing down. For example, the Drone Dominance Program (DDP), a $1.1 billion Department of War (DoW) program, finalized its orders. More importantly, several DoW programs allocated 2026 money to continue to drive demand in 2027 without requiring additional congressional budgetary action. This includes the DDP announcing and allocating budget for Phase 3 of the program and about $4.5 billion in counter-drone IDIQ awards issued to 10 different vendors. These programs (and others) are starting to manifest in more substantial orders, such as the recent $16.9 million order we received from Powerus. This already allocated money creates a demand environment that will support our growth trajectory without additional programs through at least the first quarter of 2027.

The market will have some short-term demand uncertainty from the U.S. election, but, over the long term, we believe domestic drone production has widespread bipartisan support. We will continue to build the systems and scale to meet the needs of both our commercial and defense partners until market signals suggest anything but overwhelming demand.

Cash Flow Management

Cash management is one of the core elements our management team prioritizes. I want to highlight how we continue to balance operational growth costs with our cash-management strategy, and touch on our investment approach.

We ended the quarter with approximately $162.0 million in cash. The decrease in cash was primarily driven by inventory purchases of $24.8 million and investments of $35 million (which is inclusive of our loan receivable). Our strong cash position has enabled us to continue scaling the Company while providing flexibility to ensure working capital does not constrain our partners’ ability to deliver products on time. Our cash position is excellent as we go into 2027, and we plan on limiting any additional investments to remain well positioned for the next several years.

Cash is only one measure of value, as it can be allocated across the balance sheet to eventually generate a positive return. We measure our business's financial position by aggregating these categories and subtracting payables to get a clear financial picture. We refer to this as working capital, and Table 3 summarizes it. At the end of Q3 2026, our working capital was approximately $342.1 million. The reduction in working capital from Q2 2026 was driven by the unrealized loss in our investments.

Our investment portfolio and the volatility therein are dominated by three large positions in public companies: Powerus, Xtend, and XTIA Aerospace / Drone Nerds. We are highly engaged with these partners and believe these represent long-term strategic relationships that will benefit Unusual Machines by providing deep market insights. Each investment provides market exposure to a different program and market opportunity. These include Drone Dominance (Xtend), counter-UAS (Powerus), and commercial markets in anticipation of the FAA’s proposed Part 108 rule (XTIA). We have strong partnerships and supplier relationships with Powerus and Xtend, and we expect those investments to also drive meaningful revenue over the coming years as those companies win more business. I recently became Chairman of the Board of XTIA and am working with the new CEO to drive substantial growth and partnerships in the commercial market once the FAA finalizes the Part 108 rule.

We are growing quickly while maintaining a healthy cash balance and strategically investing to gain insights and access to critical subsegments of the drone market. This allows us to plan and build the Company without being overly exposed to market dynamics associated with recurring cash losses, and it leaves us with the flexibility to be opportunistic when needed.

2

Looking Ahead

Our priorities moving forward remain clear.

Scale Manufacturing

We will continue to scale production as quickly as possible, including adding a new automated motor production line expected to support 100,000 additional motors per month once fully operational. We continue to add people, shifts, and equipment to all our production facilities and are now actively looking for substantially more space. With the acquisition of Upgrade Energy, we have added battery pack production and have also just expanded into additive manufacturing. We are on track to add domestic camera manufacturing in early 2027. Right now, our primary scaling limit is ready-to-go real estate, and we are working to add 100,000 square feet in the fourth quarter, which will allow us to continue our growth in early 2027.

Grow Revenue and Manage Margins

We used the third quarter to adjust and scale our supply chains, production equipment, and quality processes. We are now well positioned to meet emerging demand, scale in the fourth quarter, and continue that growth into 2027. Every demand indicator is positive, and we appear to still be in the early stages of the market. However, macroeconomic factors could reduce investment capital in the market, so we must stay disciplined and effectively manage margins and cash flow to avoid putting undue pressure on working capital as we scale. We will work toward our 40% margin target, but achieving it may take longer as we prioritize rapid growth while managing losses.

Drive Toward Positive Adjusted EBITDA

Our long-term goal is to build a profitable and sustainable business. To do this, our next financial goal is to achieve positive adjusted EBITDA. Reaching this milestone would help to sustain the Company and continue to grow through internal investment regardless of the macroeconomic environment. We want to achieve this in 2027 as revenues increase and margins are maintained while we continue to improve new operating centers and processes.

3

Closing Thoughts

The third quarter of 2026 has been one of significant progress, driven by the hard work of our team. Unusual Machines is firmly structured for another cycle of growth, and we are doing so while maintaining discipline in how we deploy our cash. Demand signals remain strong, and we are aggressively pursuing the market opportunity created by a need for a robust domestic supply chain.

We continue to expand our team and build the operational capacity needed to support increasing demand for NDAA-compliant drone components. We also continue to add product categories, such as batteries and additive manufacturing, and expect to continue expanding operations to meet demand. We believe the U.S. drone industry is entering the first stage of consolidation as it continues to rapidly grow. The need for secure, domestic supply chains will continue to grow at an accelerating rate as the industry expands. We are pursuing continued growth and expect we will not be demand-limited through 2027.

We appreciate the continued support and confidence of our employees, customers, and shareholders.

Sincerely,

Allan Evans
CEO
Unusual Machines

Conference Call and Webcast Details

Participants may dial (888) 506-0062. Please use access code 183155. A live audio webcast will also be available by accessing this LINK.

A replay will be available on the Unusual Machines website: unusualmachines.com

4

Third Quarter 2026 Financial Results

•	Revenues totaled approximately $13.9 million for the three months ended September 30, 2026, as compared to $2.1 million for the three months ended September 30, 2025, which was a 551% increase for the third quarter year over year.
•	Gross margin was approximately 35.4% for the three months ended September 30, 2026, as compared to 39.4% for the three months ended September 30, 2025. We continue to maintain consistent margins quarter over quarter. Our margins have slightly decreased from the prior year as we continue to ramp up drone component manufacturing, as our revenue shifts primarily to enterprise from retail, and as we incur other near-term costs to ensure inventory stock meets current demand.
•	Our loss from operations was approximately $8.4 million for the three months ended September 30, 2026, as compared to an operating loss of $4.9 million for the three months ended September 30, 2025. These figures include non-cash stock compensation expense of $5.5 million and $2.1 million for the three months ended September 30, 2026 and 2025, respectively. Refer to Table 2 for our non-GAAP measures and additional details related to our loss from operations.
•	Interest income was approximately $1.7 million for the three months ended September 30, 2026, as compared to $0.7 million for the three months ended September 30, 2025. Interest income relates to interest earned from our cash balance.
•	Unrealized loss from short-term investments was $18.4 million for the three months ended September 30, 2026.
•	Net loss attributable to common shareholders for the three months ended September 30, 2026 was approximately $25.0 million, or ($0.50) per share, as compared to net income of approximately $1.6 million for the three months ended September 30, 2025, or $0.05 per share. The increase in net loss for the 2026 period relates primarily to an unrealized loss from short-term investments of $18.4 million, as compared with an unrealized gain from short-term investments of $5.8 million during the 2025 period.
•	We had approximately $162.0 million in cash as of September 30, 2026, as compared to $103.3 million as of December 31, 2025. The increase in cash primarily relates to our common stock offering completed in March 2026, the at-the-market (ATM) offering in May 2026, and the cash exercise of warrants in January 2026. See Table 1 for additional details.

For further information concerning our financial results, see the tables attached to this shareholder letter.

About Unusual Machines

Unusual Machines is a leading provider of NDAA-compliant drone components, focused on building a domestic supply chain for the growing U.S. drone industry. The Company manufactures a broad portfolio of critical components, including flight controllers, electronic speed controllers, video systems, motors, FPV headsets, cameras, and, following its acquisition of Upgrade Energy, batteries and power systems. Unusual Machines is expanding U.S. manufacturing to meet increasing demand from defense, enterprise, and commercial customers, while serving the consumer FPV market through its Fat Shark and Rotor Riot brands. According to Fact.MR, the U.S. drone components market represents a $3 billion to $5 billion opportunity. For more information, visit unusualmachines.com.

5

Safe Harbor Statement

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect," and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our revenue growth in the fourth quarter and 2027, our belief that we can be adjusted EBITDA positive in 2027, our expectations concerning customer concentration, our future investments, the impact from our partnerships, our manufacturing and real estate leasing expectations, and the future of the U.S. drone industry. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Factors that affect our ability to achieve these results include the risks that enough of our customers receive orders under the Drone Dominance program and in turn place component orders with us, the future of the Drone Dominance program, the impact of the U.S. elections on defense spending and the economy in general, the risks that our inventory buildup may become obsolete and we may be unable to sell such inventory at reasonable margins, our ability to manage our growth, risks relating to manufacturing bugs or delays, the availability of a satisfactory labor pool to meet our planned growth, potential supply chain issues, the impact from inflation and its continuing to affect the U.S. economy, technical or other issues that may affect the FAA’s rulemaking process including possible litigation, and the Risk Factors contained in our Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the "SEC") and our Prospectus Supplement filed with the SEC on March 19, 2026. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

This shareholder letter includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and not be considered as alternatives to, net income (loss), operating income (loss), cash flow from operating activities, liquidity, or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on adjusted net loss and Adjusted EBITDA, which are non-GAAP financial measures. We believe that management, analysts, and shareholders benefit from referring to the following non-GAAP financial measures to evaluate and assess our core operating results from period to period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

We have included in Table 2 a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance.

6

Table 1

Cash balance at June 30, 2026	$229.6M

Q3 cash financings:
Interest income	1.7M
Employee stock option exercises	0.1M

Q3 cash spend:
Normal operations, net	(1.1M	)
Working capital changes	(4.4M	)
Non-recurring cash expenses	(1.1M	)
Inventory purchases	(24.8M	)
Equipment purchases	(3.0M	)
Short-term investments and loan receivable	(35.0M	)

Cash Balance at September 30, 2026	$162.0M

Table 2 (Non-GAAP)

	Three Months Ended September 30		Nine Months Ended September 30
Net loss	$(25.0M	)	$(22.6M	)

Non-cash income and expenses:
Unrealized change in short-term investments	18.4M		12.8M
Stock compensation expense	5.5M		15.1M
Depreciation and amortization	0.1M		0.2M

Adjusted net income (loss) for non-cash related activity	$(1.0M	)	$5.5M

Non-operating and non-recurring expenses:
Realized gains from short-term investments	–		(9.5M	)
Interest income	(1.7M	)	(4.3M	)
Non-recurring expenses	2.0M		5.5M

Adjusted EBITDA	$(0.7M	)	$(2.8M	)

7

Table 3

Working Capital Detail
	Q3 2026		Q2 2026
Total current assets	$351.3M		$370.6M
Total current liabilities less operating lease liability	(9.2M	)	(3.1M	)

Net working capital	$342.1M		$367.5M

Total financings, net of fees	$–		$58.2M

8

Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	September 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$161,965,505	$103,261,397
Short-term investments at fair value	53,391,766	39,214,909
Short-term investment at cost	45,000,000	–
Accounts receivable	18,703,356	1,779,423
Inventories	42,622,077	5,316,648
Note receivable	5,000,000	–
Prepaid inventory	23,259,023	9,748,483
Other current assets	1,370,481	190,622
Total current assets	351,312,208	159,511,482

Non-current assets:
Property and equipment, net	8,500,523	2,233,891
Operating lease right-of-use assets	3,617,334	2,607,256
Other assets	243,551	197,785
Goodwill	15,596,105	15,596,105
Intangible assets, net	2,393,977	2,561,895
Total non-current assets	30,351,490	23,196,932

Total assets	$381,663,698	$182,708,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$6,055,909	$1,506,793
Deferred revenue	114,491	638,125
Operating lease liability	972,234	456,429
Contingent consideration	3,000,000	2,847,000
Total current liabilities	10,142,634	5,448,347

Non-current liabilities
Deferred tax liability	146,772	146,772
Operating lease liability – less current portion	2,741,969	2,173,626
Total non-current liabilities	2,888,741	2,320,398
Total liabilities	13,031,375	7,768,745

Commitments and contingencies (See note 13)

Stockholders’ equity:
Common stock - $0.01 par value, 500,000,000 authorized and 49,982,430 and 37,759,911 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	499,827	377,596
Additional paid in capital	445,760,785	229,665,734
Accumulated deficit	(77,652,637)	(55,107,131)
Accumulated other comprehensive income	24,348	3,470
Total stockholders’ equity	368,632,323	174,939,669

Total liabilities and stockholders’ equity	$381,663,698	$182,708,414

-	Of the $18.7 million balance in Accounts Receivable as of September 30, 2026, approximately $1.9 million is from related parties.

9

Unusual Machines, Inc.

Consolidated Condensed Statement of Operations

For the Three and Nine Months Ended September 30, 2026 and 2025

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

Revenues	$13,903,032	$2,134,588	$38,721,336	$6,300,857

Cost of goods sold	8,986,728	1,294,200	25,348,791	4,168,984

Gross Margin	4,916,304	840,388	13,372,545	2,131,873

Operating Expenses
Operations	2,012,744	636,705	5,380,364	1,343,584
Research and development	350,548	39,369	994,649	110,002
Sales and marketing	613,614	373,539	1,983,665	883,513
General and administrative	10,238,161	4,730,063	28,265,622	15,151,160
Depreciation and amortization	64,859	22,449	204,996	63,635
Total operating expenses	13,279,926	5,802,125	36,829,296	17,551,894

Loss from operations	(8,363,622)	(4,961,737)	(23,456,751)	(15,420,021)

Other income and (expense)
Interest income	1,700,977	715,489	4,313,216	942,755
Unrealized gain (loss) from investments	(18,381,680)	5,849,713	(12,773,139)	5,849,713
Realized gain from investments	–	–	9,532,673	–
Change in contingent consideration for Rotor Lab	–	–	(153,000)	–
Loss from foreign currency transactions	(622)	–	(7,858)	–
Interest expense	–	–	(648)	–
Other income, net	(16,681,325)	6,565,202	911,244	6,792,468

Net income (loss)	$(25,044,947)	$1,603,465	$(22,545,507)	$(8,627,553)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Net income (loss)	(25,044,947)	1,603,465	(22,545,507)	(8,627,553)

Foreign currency translation adjustment	(10,397)	–	24,348	–

Comprehensive income (loss)	$(25,055,344)	$1,603,465	$(22,521,159)	$(8,627,553)

Net income (loss) per share
Basic	$(0.50)	$0.05	$(0.49)	$(0.38)
Diluted	$(0.50)	$0.05	$(0.49)	$(0.38)

Weighted average common shares outstanding
Basic	49,968,207	30,002,179	46,094,557	22,610,516
Diluted	49,968,207	30,581,194	46,094,557	22,610,516

-	Of the $13.9 million in revenue for the three months ended September 30, 2026, approximately $2.0 million is from related parties.
-	Of the $38.7 million in revenue for the nine months ended September 30, 2026, approximately $4.2 million is from related parties.

10

Unusual Machines, Inc.

Consolidated Condensed Statement of Changes in Stockholders’ Equity

For the Three and Nine Months Ended September 30, 2026 and 2025

(Unaudited)

Three and Nine Months Ended September 30, 2025

	Common Stock		Additional Paid-In	Accumulated	Other Comprehensive Accumulated	Total Stockholders’
	Shares	Value	Capital	Deficit	Income	Equity
Balance, December 31, 2024	15,122,018	$151,221	$50,580,235	$(35,913,514)	$–	$14,817,942

Issuance of common shares, equity incentive plan	483,546	4,835	(4,835)	–	–	–
Issuance of common shares for exercise of warrants	1,224,606	12,246	2,424,720	–	–	2,436,966
Stock compensation expense - vested stock	–	–	1,883,433	–	–	1,883,433
Stock compensation expense	–	–	22,940	–	–	22,940
Net loss	–	–	–	(3,266,279)	–	(3,266,279)

Balance, March 31, 2025	16,830,170	$168,302	$54,906,493	$(39,179,793)	$–	$15,895,002

Issuance of common shares, Management/BOD	208,336	$2,082	$(2,082)	$–	$–	$–
Issuance of common shares, Option exercises	94,650	947	366,923	–	–	367,870
Issuance of common shares, consulting services	4,630	46	(46)	–	–	–
Issuance of common shares, advisory board	150,000	1,500	(1,500)	–	–	–
Issuance of common shares, public offering	8,000,000	80,000	36,416,000	–	–	36,496,000
Stock option compensation expense	–	–	576,831	–	–	576,831
Stock Compensation expense - vested stock	–	–	4,936,497	–	–	4,936,497
Net loss	–	–	–	(6,964,739)	–	(6,964,739)

Balance, June 30, 2025	25,287,786	$252,877	$97,199,116	$(46,144,532)	$–	$51,307,461

Issuance of common shares, Management/BOD	589,232	$5,892	$(5,892)	$–	$–	$–
Issuance of common shares, Option exercises	25,250	253	133,487	–	–	133,740
Issuance of common shares, consulting services	1,539	15	(15)	–	–	–
Issuance of common shares, public offering	5,000,000	50,000	44,851,000	–	–	44,901,000
Issuance of common shares, Rotor Lab acquisition	656,642	6,566	5,916,345	–	–	5,922,911
Issuance of common shares - warrant exercises	8,500	85	42,415	–	–	42,500
Stock compensation expense	–	–	114,960	–	–	114,960
Stock compensation expense – vested stock	–	–	1,987,600	–	–	1,987,600
Net income	–	–	–	1,603,465	–	1,603,465
Equity adjustment from foreign currency translation	–	–	–	–	2,278	2,278

Balance, September 30, 2025	31,568,949	$315,688	$150,239,016	$(44,541,067)	$2,278	$106,015,915

11

Three and Nine Months Ended September 30, 2026

	Common Stock		Additional				Accumulated Other
	Number of Shares	Par Value	Paid-In Capital	Stocks to be Issued	Accumulated Deficit		Comprehensive Income	Total
Balance, December 31, 2025	37,759,911	$377,596	$229,665,734	$–		$(55,107,131)	$3,470	$174,939,669

Issuance of common shares, Management/BOD	745,883	$7,460	$(7,460)	$–		$–	$–	$–
Issuance of common shares, Option exercises	74,600	747	259,587	–		–	–	260,334
Issuance of common shares, consulting services	40,000	400	(400)	–		–	–	–
Issuance of common shares, CMPO	8,823,529	88,235	138,711,758	–		–	–	138,799,993
Issuance of common shares, warrants	350,000	3,500	3,391,500	–		–	–	3,395,000
Stock option compensation expense	–	–	291,412	–			–	291,412
Stock Compensation expense - vested stock		–	3,648,567	–		–	–	3,648,567
Net income	–	–	–	–		10,282,994	–	10,282,994
Equity Adjustment from Foreign Currency Translation	–	–	–	–		–	19,431	19,431

Balance, March 31, 2026	47,793,923	$477,938	$375,960,698	$–		$(44,824,137)	$22,901	$331,637,400

Issuance of common shares, Management/BOD	8,352	$84	$(84)	$–		$–	$–	$–
Issuance of common shares, Option exercises	46,230	467	326,784	–		–	–	327,251
Issuance of common shares, advisory board	108,000	1,080	(1,080)	–		–	–	–
Issuance of common shares, ATM	2,000,000	20,000	58,178,764	–		–	–	58,198,764
Stock option compensation expense	–	–	2,239,605	–		–	–	2,239,605
Stock Compensation expense - vested stock	–	–	3,405,957	–		–	–	3,405,957
Net loss	–	–	–	–		(7,783,553)	–	(7,783,553)
Equity Adjustment from Foreign Currency Translation	–	–	–	–		–	15,314	15,314

Balance, June 30, 2026	49,956,505	$499,569	$440,110,644	$–		$(52,607,690)	$38,215	$388,040,738

Issuance of common shares, Option exercises	25,925	$258	$162,528	$–	$		$–	$162,786
Stock option compensation expense	–	–	2,595,874	–			–	2,595,874
Stock Compensation expense - vested stock	–	–	2,891,739	–			–	2,891,739
Net loss	–	–	–	–		(25,044,947)	–	(25,044,947)
Equity Adjustment from Foreign Currency Translation	–	–	–	–		–	(13,867)	(13,867)

Balance, September 30, 2026	49,982,430	$499,827	$445,760,785	$–		$(77,652,637)	$24,348	$368,632,323

12

Unusual Machines, Inc.

Consolidated Condensed Statement of Cash Flows

For the Nine Months Ended September 30, 2026 and 2025

(Unaudited)

	Nine Months Ended September 30,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$(22,545,507)	$(8,627,553)
Depreciation and amortization	390,717	63,635
Stock-based compensation expense	15,073,154	9,522,261
Unrealized loss (gain) on short-term investments	12,773,139	(5,849,713)
Realized gain on short-term investments	(9,532,673)	–
Bad debt	–	12,146
Contingent consideration	153,000	–
Change in assets and liabilities:
Accounts receivable	(16,923,933)	(122,696)
Inventories	(37,305,429)	(1,746,100)
Prepaid inventory	(13,510,540)	(6,016,951)
Other assets	(1,225,625)	(165,529)
Right of use asset and lease liabilities	74,071	(8,144)
Note Receivable	(5,000,000)	–
Accounts payable and accrued expenses	4,549,114	406,399
Deferred revenue and other current liabilities	(523,634)	1,137,953
Net cash used in operating activities	(73,554,146)	(11,394,292)

Cash flows from investing activities
Acquisition of businesses, net of cash received	–	93,054
Investments in short-term securities	(82,499,998)	(11,000,000)
Proceeds from sale of short-term investments	20,082,674	–
Purchase of property and equipment	(6,481,450)	(1,550,687)
Purchase of intangible assets (patents)	(7,980)	–
Net cash used in investing activities	(68,906,754)	(12,457,633)

Cash flows from financing activities:
Gross proceeds from issuance of common shares, public offering	149,999,993	40,000,000
Gross proceeds from issuance of common shares, registered direct offering	–	48,500,000
Gross proceeds from issuance of common shares, at the market	60,000,000	–
Proceeds from option exercises	750,373	501,610
Proceeds from issuance of common shares, warrant exercises	3,395,000	2,479,466
Common share issuance offering costs	(13,001,236)	(7,103,000)
Net cash provided by financing activities	201,144,130	84,378,076

Net increase in cash	58,683,230	60,526,149
Effect of exchange rates changes on cash	20,878	2,278
Cash, beginning of period	103,261,397	3,757,323

Cash, end of period	$161,965,505	$64,285,750

13